EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-92296) pertaining to the Stock Option Plan, as amended, of Greystone Logistics, Inc. and in the related Prospectus, by incorporation by reference of the annual report on Form 10-K of Greystone Logistics, Inc. for the fiscal year ended May 31, 2009.  Our report dated September 15, 2009, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.  Tullius Taylor Sartain & Sartain LLP audited the consolidated financial statements of Greystone Logistics, Inc. as of and for the year ended May 31, 2008, and merged with Hogan & Slovacek P.C. to form HoganTaylor LLP effective January 7, 2009.

/S/ HOGANTAYLOR LLP

Tulsa, Oklahoma
September 15, 2009